                                                                    Exhibit 99.1



                                                           For Immediate Release
                                                           ---------------------




 . LOCKHEED MARTIN REPORTS THIRD QUARTER NET EARNINGS OF $0.57 PER SHARE . REAFFIRMS 1999 EARNINGS AND CASH GENERATION OUTLOOK
 .  SUBSTANTIALLY REDUCES YEAR 2000 EARNINGS AND CASH GENERATION OUTLOOK



BETHESDA, Maryland, October 29, 1999 Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 1999 net earnings per share of $.57 on a diluted basis, compared to third quarter 1998 diluted earnings per share of $.83. Net earnings for the third quarter 1999 totaled $217 million. In the comparable period of 1998, net earnings were $318 million. Third quarter pretax earnings for 1999 included a gain of $34 million associated with the sale of the Corporation's interest in Airport Group International as well as a $24 million gain associated with the sale of certain surplus real estate. The combination of these items contributed $35 million to net earnings, or $0.09 per diluted share. No gains or losses related to transactions of a similar nature were included in the comparable 1998 period.

The Corporation reaffirmed its 1999 earnings outlook of at least $1.50 per diluted share, excluding the effects of nonrecurring and unusual items, and its 1999 free cash flow outlook of $500 million. However, due to changes in market conditions, timing of events, new business losses and program performance issues, Lockheed Martin now expects 2000 earnings per diluted share, excluding nonrecurring and unusual items, of approximately $1.00. Free cash flow estimates for 2000 are under review, but are expected to be less than $500 million. Previous guidance released on June 9, 1999 estimated 2000 earnings per diluted share of at least $2.15 and free cash flow of $900 million.

Chairman and CEO Vance Coffman stated that "We are deeply disappointed with this reduced outlook for our company. This level of earnings and cash generation is unacceptable for Lockheed Martin which has premier technology, world class people and one of the broadest portfolios of businesses in the industry."

The principal reasons for the revised financial outlook are:

 . Softness in commercial space business due to industry-wide concerns over recent launch vehicle failures and delays in the start of satellite constellations. The result has been a reduced number of opportunities for, and delays and cancellations of, launch vehicles and satellites, as well as increased pressure on pricing and profit margins.

 . Performance in commercial space.

 . Increased investments in new advanced launch vehicles and related facilities.

 . Program delays in the System Integration business area.

 . Failure to win contracts in such programs as Future Imagery Architecture, Astor and Wedgetail.

 . Satellite and launch delays for LMGT satellite ventures.


"As we announced on Sept. 27, we have put in place a new organizational structure to facilitate our ability to aggressively pursue the reduction of capital expenditures, to reduce overhead expenses, and to consolidate and rationalize facilities and headcount. In light of our revised financial outlook, we must redouble our efforts to restore the value and reputation of this great company," Coffman stated.

THIRD QUARTER 1999 REVIEW

Sales for third quarter of 1999 were $6.2 billion, compared with third quarter 1998 sales of $6.3 billion. Sales for the first nine-months of 1999 were $18.5 billion, down 3 percent when compared to the same period of 1998. The Corporation's backlog totaled $44.2 billion at quarter's end compared with $45.3 billion at year-end 1998.


Reported net earnings for the first nine months of 1999 were $89 million, or $0.23 per diluted share, compared to $876 million, or $2.30 per diluted share, for the same period in 1998. Reported 1999 net earnings were reduced by $355 million, or $0.93 per diluted share, related to the cumulative effect of adopting a new accounting standard for start-up costs. Pretax earnings for the first nine months of 1999 included the previously-mentioned gains on the sales of the Corporation's interest in Airport Group International and surplus real estate of $58 million, a $20 million write-down of the Corporation's investment in Iridium LLC, and a $114 million gain resulting from the sale of 4.5 million shares of stock in L-3 Communications Corporation (L-3). The combination of these items contributed $97 million to net earnings, or $0.25 per diluted share. Pretax earnings for the first nine months of 1998 included a gain of $18 million related to an Initial Public Offering of L-3's common stock. This item contributed $12 million to net earnings, or $0.03 per diluted share.


Free cash flow generated during the quarter was approximately $700 million, bringing the year to date free cash flow to approximately $325 million. During the quarter, total debt increased by $1 billion, reflecting the completion of the tender offer for 49% of Comsat for $1.2 billion.



Systems Integration earnings before interest and taxes (EBIT) for the third quarter of 1999 were $296 million on sales of $2.7 billion, compared with $273 million on sales of $2.5 billion in 1998. EBIT for the 1999 quarter was higher reflecting performance on the THAAD test program and other missile and fire control programs. Partially offsetting these increases was an arbitration decision of approximately $15 million recorded in the third quarter of 1998. Sales increased 8 percent over the comparable 1998 period due to volume increases in several programs including missiles and fire control activities, tactical training systems and surface ship systems, and increased electronics systems activities in the United Kingdom. The operating margin in the quarter was flat with the year-ago period at 10.9%. For the first nine months of 1999, earnings were $712 million on $8.0 billion of sales, compared with EBIT of $723 million on $7.7 billion of sales in the year-ago period.

Space Systems EBIT was $101 million on sales of $1.4 billion for the third quarter compared to $256 million on $1.6 billion in sales during the same period of last year. EBIT was lower due to the expensing of start-up costs associated with the advanced launch vehicle program, lower classified volume, commercial satellite performance and a charge related to a launch vehicle contract cancellation. Partially offsetting these items was the previously mentioned real estate gain that is reflected in this segment. In addition, there was an adjustment on the Atlas II program of $120 million recorded in the year-ago period. Sales decreased 13 percent due to a decline in volume in classified and military satellites as well as other activities. The operating margin in the third quarter of 1999 was 7.2 percent, down from 15.9 percent in the third quarter of 1998. In the quarter, launch vehicles successfully returned to flight with one Atlas, one Athena and one Proton launch. For the first nine months of 1999, EBIT was $268 million on sales of $4.3 billion, compared to $750 million on sales of $5.3 billion in the same period in 1998. In addition to the items mentioned for the third quarter, earnings are lower due to a $90 million charge related to a change in estimate on the Titan IV program recorded in the second quarter as well as the $20 million write-down of the Iridium investment and reduced Fleet Ballistic Missiles activities.

Aeronautical Systems EBIT for the third quarter of 1999 was $105 million on sales of $1.2 billion, compared with EBIT of $164 million in 1998 on sales of $1.5 billion. Earnings for the third quarter of 1999 reflect the impact of cost growth and reduced production rates related to the C-130J program as well as lower F-16 deliveries. Sales decreased 19 percent in the 1999 period due to reduced F-16 deliveries. In the current quarter, there were twenty-eight F-16 and eight C-130J aircraft deliveries compared to thirty-nine F-16 and four C-130J deliveries in the third quarter of 1998. The operating margin in the third quarter of 1999 was 8.6 percent versus 10.9 percent in the year-ago period. For the first nine months of 1999, EBIT was $151 million on $4.0 billion of sales, compared to $471 million on $4.0 billion of sales in 1998. The EBIT reduction reflects the $210 million change in estimate recorded in the second quarter on the C-130J program as well as lower F-16 aircraft deliveries.

Technology Services EBIT was $29 million on sales of $584 million in the third quarter of 1999, compared to $39 million on $469 million in sales for the same period in 1998. Sales for the quarter were higher due to volume on the Consolidated Space Operations Contract awarded in September 1998 as well as increased aircraft services activities. The segment operating margin for the third quarter 1999 was 5.0 percent compared with 8.3 percent in 1998. The decline in margin was due to expiration of the U.S. Enrichment Corp. services contract, as well as timing and lower award fees on certain other Department of Energy management contracts. For the first nine months of 1999, Technology Services EBIT was $97 million on $1.6 billion of sales compared to $102 million EBIT on $1.4 billion of sales through the first nine months of 1998.

The Corporate and Other segment, which includes certain information services and telecommunications businesses, reported EBIT of $27 million on $251 million in sales in the third quarter of 1999. This compares to an EBIT loss of $2 million on sales of $255 million in the comparable period in 1998. Sales were lower by 2 percent due to CalComp sales recorded in the third quarter of 1998, with none in the comparable 1999 period. Operations at CalComp ceased in 1999. EBIT for the third quarter of 1999 is higher than the year-ago period due to the gain on the sale of the Corporation's interest in Airport Group International and the absence in 1999 of a CalComp operating loss. Partially offsetting these items is $27 million of operating expenses for Lockheed Martin Global
Telecommunications.   For the first nine months of 1999, Corporate and Other
EBIT was $80 million on sales of $674 million compared to EBIT of $10 million on sales of $670 million in 1998. In addition to the sale of the Corporation's interest in Airport Group International, the year-to-date EBIT includes a $114 million pretax gain on the sale of L-3 Communications stock and $74 million of Lockheed Martin Global Telecommunications operating expenses.


In reporting on the Corporation's financial performance for the quarter, Coffman highlighted a series of recent contract wins, milestones and business actions in traditional and new business areas with long-term benefits to Lockheed Martin:


 . Under terms of the Comsat - Lockheed Martin merger agreement, Lockheed Martin completed its tender for 49 percent of Comsat's outstanding stock.


 . The Theater High Altitude Area Defense (THAAD) missile achieved its second consecutive intercept of a ballistic missile target during the quarter.


 . The PAC-3 Missile achieved its second successful intercept of a tactical ballistic missile target during the quarter, and the fourth successful engineering and manufacturing development test flight for the missile.


 . The Corporation delivered 8 C-130J aircraft during the quarter.

 . The Corporation delivered 28 F-16s during the quarter.


 . The Corporation received orders for 74 F-16 fighters during the quarter - 50 from Israel and 24 from Egypt.


 . The C-27J transport aircraft achieved its first flight on September 24th.


 . One Atlas, one Athena and one Proton launch occurred during the quarter.


 . A Lockheed Martin Athena rocket successfully launched the Lockheed Martin-built IKONOS commercial space imaging satellite.


 . Teledesic awarded Lockheed Martin a contract for at least six Proton/Atlas launches.


 . Lockheed Martin received a three-year, $45.6 million contract to provide research and engineering services to support development of information warfare systems for the U.S. Navy's Information Warfare Mission Support program.


 . Lockheed Martin earned further recognition as the world's most capable software engineering enterprise, with its third operating company attaining the highest level of achievement in an independent assessment of software design and integration competency. Lockheed Martin now has three of only eight companies in the world to have qualified for Level 5 of the Carnegie Mellon Software Engineering Institute (SEI)(TM) Capability Maturity Model (CMM)(TM) for Software.


 . Lockheed Martin was selected to provide information management and systems integration services for three General Motors organizations. The awards provide the initial opportunity for Lockheed Martin to incorporate its processes, capabilities and technologies into the automotive industry's information systems environment.

 . Postal Systems received a U.S. Postal Service contract for a system to automate airline assignment operations for sacks, pouches, trays and other mail pieces that cannot be processed by existing machines.

Headquartered in Bethesda, Maryland, Lockheed Martin is a global enterprise principally engaged in the research, design, development, manufacture and integration of advanced-technology systems, products and services. The Corporation's core businesses are systems integration, space, aeronautics, and technology services. Lockheed Martin had 1998 sales surpassing $26 billion.

                                      ###

NEWS MEDIA CONTACT:             James Fetig, 301/897-6352
INVESTOR RELATIONS CONTACT:     James Ryan, 301/897-6584or
                                Randa Middleton, 301/897-6455

Web site: www.lmco.com
          ------------

     NOTE: Statements in this press release are considered forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995, including the statements relating to projected future financial performance. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project.

     As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect events or circumstances or changes in expectations or the occurrence of anticipated events.


     In addition to the factors set forth in our filings with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the
                          -----------
     forward-looking statements: continued difficulties during space launches; the ability to achieve or quantify savings for our customers or ourselves in our global cost-cutting program or as a result of our reorganization efforts; the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements; economic conditions, competitive environment, international business and political conditions, timing of awards and contracts; timing of product delivery and launches; customer acceptance and the outcome of contingencies including completion of acquisitions and divestitures, litigation and environmental remediation, Year 2000 remediation, program performance, and our ability to consummate the Comsat transaction. These are only some of the numerous factors which may affect the forward-looking statements in this press release.

LOCKHEED MARTIN CORPORATION
Consolidated Results
(In millions, except for per share data and percentages)

                                                     QUARTER ENDED SEPTEMBER 30,           YEAR TO DATE SEPTEMBER 30,
                                                    -----------------------------        ------------------------------
                                                     1999       1998     % Change          1999       1998     % Change
                                                    ------     ------    --------        -------    -------    --------
Net Sales                                           $6,157     $6,349      (3)%          $18,548    $19,086       (3)%

Earnings before Interest and Taxes                    $558       $730     (24)%           $1,308     $2,056      (36)%

Interest Expense                                      $200       $221     (10)%             $583       $655      (11)%

Pre-tax Earnings                                      $358       $509     (30)%             $725     $1,401      (48)%

Income Taxes                                          $141       $191     (26)%             $281       $525      (46)%

     Effective Tax Rate                                 39%        38%    N/M                 39%        37%     N/M

Earnings before Cumulative Effect of
     Change in Accounting                             $217       $318     (32)%             $444       $876      (49)%

Cumulative Effect of Change in Accounting*               -          -     N/M              ($355)         -      N/M

Net Earnings                                          $217       $318     (32)%              $89       $876      (90)%

Basic Earnings (Loss) Per Share:
   Earnings before Cumulative Effect of
        Change in Accounting                         $0.57      $0.84     (32)%            $1.16      $2.33      (50)%
   Cumulative Effect of Change in Accounting*            -          -     N/M             ($0.93)         -      N/M
                                                    ------     ------                    -------    -------
   Earnings Per Share                                $0.57      $0.84     (32)%            $0.23      $2.33      (90)%

Average Basic Shares Outstanding                     382.8      377.1                      381.5      375.5

Diluted Earnings (Loss) Per Share:
   Earnings before Cumulative Effect of
        Change in Accounting                         $0.57      $0.83     (31)%            $1.16      $2.30      (50)%
   Cumulative Effect of Change in Accounting*            -          -     N/M             ($0.93)         -      N/M
                                                    ------     ------                    -------    -------
   Earnings Per Share                                $0.57      $0.83     (31)%            $0.23      $2.30      (90)%

Average Diluted Shares Outstanding                   384.7      381.2                      383.8      380.2

* The Corporation adopted the American Institute of Certified Public Accountants' Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities" effective January 1, 1999.

LOCKHEED MARTIN CORPORATION
Segment Results
(In millions, except for percentages)

                                                                 QUARTER ENDED SEPTEMBER 30,           YEAR TO DATE SEPTEMBER 30,
                                                          ----------------------------------------  --------------------------------
                                                             1999             1998       % Change     1999       1998      % Change
                                                             ----             ----       --------     ----       ----      --------
Systems Integration
-------------------
Net Sales                                                   $2,708           $2,511         8  %     $7,980      $7,702         4 %
Segment EBIT                                                  $296             $273         8  %       $712        $723        (2)%
Margins                                                      10.9%            10.9%                    8.9%        9.4%
Amortization of Goodwill and Contract Intangibles              $76              $76                    $227        $227

Space Systems
-------------
Net Sales                                                   $1,400           $1,614       (13) %     $4,345      $5,332       (19)%
Segment EBIT                                                  $101             $256       (61) %       $268        $750       (64)%
Margins                                                       7.2%            15.9%                    6.2%       14.1%
Amortization of Goodwill and Contract Intangibles               $8               $8                     $22         $22

Aeronautical Systems
--------------------
Net Sales                                                   $1,214           $1,500       (19) %     $3,980      $3,974         - %
Segment EBIT                                                  $105             $164       (36) %       $151        $471       (68)%
Margins                                                       8.6%            10.9%                    3.8%       11.9%
Amortization of Goodwill and Contract Intangibles              $20              $20                     $60         $60

Technology Services
-------------------
Net Sales                                                     $584             $469        25  %     $1,569      $1,408        11 %
Segment EBIT                                                   $29              $39       (26) %        $97        $102        (5)%
Margins                                                       5.0%             8.3%                    6.2%        7.2%
Amortization of Goodwill and Contract Intangibles               $4               $5                     $13         $14

Corporate and Other*
--------------------
Net Sales                                                     $251             $255        (2) %       $674        $670         1 %
Segment EBIT                                                   $27              ($2)    1,450  %        $80         $10       700 %
Margins                                                        N/M              N/M                     N/M         N/M
Amortization of Goodwill and Contract Intangibles                -               $1                      $1          $5


* 1999 and 1998 results include the operations of commercial information technology and state and local government services lines of business. 1999 results include the operations of LM Global Telecommunications, Inc. 1998 results include the operations of CalComp Technology, Inc., which is currently executing a timely non-bankruptcy shutdown of its operations.

LOCKHEED MARTIN CORPORATION
Segment Results Excluding Nonrecurring and Unusual Items
(In millions, except for percentages)

                                                           QUARTER ENDED SEPTEMBER 30,          YEAR TO DATE SEPTEMBER 30,
                                                        ----------------------------------     --------------------------------
                                                           1999       1998      % Change          1999        1998     % Change
                                                           ----       ----      --------          ----        ----     --------
Systems Integration
Net Sales                                                  $2,708     $2,511        8  %         $7,980      $7,702        4 %
Segment EBIT                                                 $296       $273        8  %           $712        $723       (2)%
Margins                                                     10.9%      10.9%                       8.9%        9.4%
Amortization of Goodwill and Contract Intangibles             $76        $76                       $227        $227

Space Systems
Net Sales                                                  $1,400     $1,614      (13) %         $4,345      $5,332      (19)%
Segment EBIT                                                  $77       $256      (70) %           $264        $750      (65)%
Margins                                                      5.5%      15.9%                       6.1%       14.1%
Amortization of Goodwill and Contract Intangibles              $8         $8                        $22         $22

Aeronautical Systems
Net Sales                                                  $1,214     $1,500      (19) %         $3,980      $3,974        - %
Segment EBIT                                                 $105       $164      (36) %           $151        $471      (68)%
Margins                                                      8.6%      10.9%                       3.8%       11.9%
Amortization of Goodwill and Contract Intangibles             $20        $20                        $60         $60

Technology Services
Net Sales                                                    $584       $469       25  %         $1,569      $1,408       11 %
Segment EBIT                                                  $29        $39      (26) %            $97        $102       (5)%
Margins                                                      5.0%       8.3%                       6.2%        7.2%
Amortization of Goodwill and Contract Intangibles              $4         $5                        $13         $14

Corporate and Other*
Net Sales                                                    $251       $255       (2) %           $674        $670        1 %
Segment EBIT                                                  ($7)       ($2)     N/M               (68)        ($8)     N/M
Margins                                                       N/M        N/M                        N/M         N/M
Amortization of Goodwill and Contract Intangibles               -         $1                         $1          $5


* 1999 and 1998 results include the operations of commercial information technology and state and local government services lines of business. 1999 results include the operations of LM Global Telecommunications, Inc. 1998 results include the operations of CalComp Technology, Inc., which is currently executing a timely non-bankruptcy shutdown of its operations.

LOCKHEED MARTIN CORPORATION
Other Financial Information
(In millions, except for per share amounts and percentages)

RECONCILIATION OF PRO FORMA NET EARNINGS

                                                        QUARTER ENDED SEPTEMBER 30,   YEAR TO DATE SEPTEMBER 30,
                                                        ---------------------------   ---------------------------
                                                           1999            1998          1999            1998
                                                           ----            ----          ----            ----
Net Earnings - As Reported                                 $217            $318           $89            $876
After Tax Gain on L3 Disposition                              -               -          ($74)           ($12)
After Tax Gain on AGI Disposition                          ($21)              -          ($21)              -
After Tax Gain on Sale of Surplus Real Estate              ($14)              -          ($14)              -
After Tax Write-Down of Iridium Investment                    -               -           $12               -
Cumulative Effect of Change in Accounting                     -               -          $355               -
                                                     -----------     -----------   -----------   -------------
Pro Forma Net Earnings                                     $182            $318          $347            $864


Diluted Earnings Per Share - As Reported                  $0.57           $0.83         $0.23           $2.30
After Tax Gain on L3 Disposition                              -               -        ($0.19)         ($0.03)
After Tax Gain on AGI Disposition                        ($0.05)              -        ($0.05)              -
After Tax Gain on Sale of Surplus Real Estate            ($0.04)              -        ($0.04)              -
After Tax Write-Down of Iridium Investment                    -               -         $0.03               -
Cumulative Effect of Change in Accounting                     -               -         $0.93               -
                                                     -----------     -----------   -----------   -------------
Pro Forma Diluted Earnings Per Share                      $0.48           $0.83         $0.91           $2.27


OTHER FINANCIAL INFORMATION
                                                        QUARTER ENDED SEPTEMBER 30,   YEAR TO DATE SEPTEMBER 30,
                                                        --------------------------    --------------------------
                                                           1999           1998         1999             1998
                                                           ----           ----         ----             ----
EBIT to Sales Margin                                       9.1%          11.5%         7.1%            10.8%
Amortization of Goodwill and Contract Intangibles
  Resulting from Prior Acquisitions (pretax)               $108           $110         $323             $328
Depreciation and Amortization                              $134           $140         $382             $416
EBITDA                                                     $800           $980       $2,013           $2,800

                                                 SEPTEMBER 30,               DECEMBER 31,
                                                      1999                       1998
                                               -------------------        -------------------
Total Backlog                                        $44,174  *                 $45,345
-------------                                       --------                    -------
  Systems Integration                                $14,179 *                  $14,025
  Space Systems                                      $13,806 *                  $15,829
  Aeronautical Systems                                $8,497 *                  $10,265
  Technology Services                                 $4,532 *                   $3,503
  Corporate and Other                                 $3,160 *                   $1,723

Total Debt                                           $12,033  *                 $10,886
----------                                          --------                    -------
  Long-term (including current maturities)           $10,810 *                   $9,843
  Short-term                                          $1,223 *                   $1,043

Cash and Cash Equivalents                                  - *                     $285

Stockholders' Equity                                  $6,126 *                   $6,137

Total Debt-to-Capital                                    66% *                      64%

*  Preliminary data

LOCKHEED MARTIN CORPORATION
Operating Data

                  QUARTER ENDED SEPTEMBER 30,           YEAR TO DATE SEPTEMBER 30,
                  --------------------------            --------------------------
                      1999         1998                  1999           1998
                      ----         ----                  ----           ----
Deliveries
----------
F-16                    28           39                    86            109
C-130J                   8            4                    18              4

Launches
--------
Atlas                    1            -                     3              4
Proton                   1            1                     5              2
Athena                   1            -                     3              1
Titan II                 -            -                     1              1
Titan IV                 -            1                     3              2